Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:        John J. Haines
Franklin Electric Co., Inc.
260.824.2900

FRANKLIN ELECTRIC ACQUIRES U.S. GROUNDWATER DISTRIBUTION COMPANIES

Fort Wayne, IN - April 10, 2017 - Franklin Electric Co., Inc. (NASDAQ: FELE) announced today that it has reached agreement to acquire controlling interests in three distributors in the U.S. professional groundwater market. Franklin Electric will acquire 2M Company Inc. of Billings, Montana; Western Hydro Holding Corporation of Hayward, California and Drillers Service, Inc. (DSI) of Hickory, North Carolina for approximately $89 million in the aggregate, which includes assumed debt. The 2M and Western Hydro transactions have closed and the Company expects the DSI acquisition to close before the end of the second quarter 2017.

Gregg Sengstack, Franklin Electric’s Chairman and Chief Executive Officer, commented:

“The specialized groundwater distribution channel in the U.S. through which we sell our products is an important element in the ultimate sale, support and specification to the installing contractors. Working in partnership with our distributors, Franklin Electric has developed a broad array of products and systems solutions that will only grow as regulatory and efficiency demands increase in North America.

Over the last several years, Franklin Electric has worked closely with the management of these three companies and the leadership of other strategic distribution partners. These relationships have provided us with insight into and appreciation for the value proposition offered by water systems distribution. By acquiring Western Hydro, 2M and DSI, including the stand-alone 2M/DSI joint venture, Franklin Electric is forward integrating into this channel with four strong, customer focused organizations competing in the market, increasing our commitment to the entire channel and the installing contractor base. Our new distribution entity, with a national footprint of sixty locations and nearly 500 employees, will be the largest in the industry.”

Franklin Electric will operate the acquired distributors in an entity named Headwater Companies, LLC. The Company has named DeLancey W. Davis, a twenty-five-year industry veteran including the last eleven as an executive officer of Franklin Electric, as President of Headwater Companies, LLC. Mr. Davis will have overall leadership responsibility for the new Headwater Distribution segment and will begin to immediately integrate the three acquisitions into a single operating unit.

For financial reporting purposes, as of the second quarter, all the acquired entities will be wholly owned subsidiaries and included in the Company’s consolidated results. The Headwater Distribution segment will be reported separately from the existing Water Systems segment, which will continue to report the results of the global water manufacturing business. The new segment is expected to have operating income margins of approximately 4 to 6 percent and pre-tax return on capital measures consistent with historical Franklin Electric returns after certain integration actions are complete.

The new segment will have approximately $275 million of consolidated annual sales and is expected to be neutral to the 2017 adjusted earnings per share guidance of $1.77 to $1.87 the Company has provided.

The earnings from the acquired companies are expected to add twelve to fourteen cents to Franklin Electric’s 2018 adjusted earnings per share.

Mr. Sengstack added;

“By forward integrating into distribution in the U.S., Franklin Electric is taking a logical next step in our evolution as a groundwater pumping systems company. This action places Franklin Electric shoulder to shoulder with the key decision makers in this end market-distributors and the installing contractors. The Headwater companies will continue to operate as full line wholesale distributors with a focus on total water systems support, including products from all industry manufacturers. Headwater will maintain a laser focus on supporting the professional installing contractor.”

A conference call to review this announcement will commence at 9:00 am EDT on Tuesday, April 11, 2017.  The webcast will be available in a listen only mode by going to:

http://edge.media-server.com/m/p/bmtk5gu5

If you intend to ask questions during the call, please dial in using (877) 643-7158 for domestic calls and (914) 495-8565 for international calls.  The conference ID is: 3677145

A replay of the conference call will be available Tuesday, April 11, 2017 at 1:00 pm EDT through 1:00 pm EDT on Tuesday, April 18, 2017, by dialing (855) 859-2056 for domestic calls and (404) 537-3406 for international calls.  The replay passcode is: 3677145.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2016, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statement.